 Exhibit 99.3

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

September 30, 2020

(In thousands)

	Historical	Historical	Pro Forma	Notes	Pro Forma
	BioLife	SciSafe	Adjustments	(1)	Combined
ASSETS
CURRENTASSETS
Cash and cash equivalents	$93,984	$1,063	$(563)	(a)	$94,484
Restricted cash in escrow	15,000	-	(14,175)	(b)	825
Accounts receivable, trade, net	6,095	945	-		7,040
Inventories	11,037	-	-		11,037
Prepaid expenses and other current assets	1,668	31	(500)	(c)	1,199
Total current assets	127,784	2,039	(15,238)		114,585
Assets held for rent, net	5,131	-	-		5,131
Property and equipment, net	5,300	2,995	405	(d)	8,700
Operating lease right-of-use assets, net	585	1,274	-		1,859
Financing lease right-of-use assets, net	-	19	-		19
Long-term deposits and other assets	35	124	-		159
Investments	3,610	-	-		3,610
Accrued interest receivable	54	-	-		54
Intangible assets, net	19,882	-	12,100	(e)	31,982
Goodwill	33,506	-	21,389	(f)	54,895
TOTAL ASSETS	$195,887	$6,451	$18,656		$220,994

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$2,355	$885	$-		$3,240
Accrued expenses and other current liabilities	3,364	315	100	(g)	3,779
Other payable	-	500	(500)	(c)	-
Lease liabilities, operating, current portion	729	393	-		1,122
Lease liabilities, financing, current portion	-	6	-		6
Related party payable	-	49	(49)	(h)	-
Accrued interest on stockholder loans	-	475	(475)	(h)	-
Stockholder loans	-	876	(876)	(h)	-
Other current liabilities	1,914	251	-		2,165
Total current liabilities	8,362	3,750	(1,800)		10,312
LONG-TERM LIABILITIES
Contingent consideration, long-term	386	-	3,674	(i)	4,060
Lease liabilities, operating, long-term	26	920	-		946
Lease liabilities, financing, long-term	-	14	-		14
PPP loan payable	-	295	-		295
Deferred tax liability	-	325	(325)	(j)	-
Other long-term liabilities	262	113	-		375
TOTAL LIABILITIES	9,036	5,417	1,549		16,002

STOCKHOLDER'S EQUITY
Common stock	32	1	(1)	(k)	32
Additional paid-in capital	282,076	-	17,916	(l)	299,992
Retained earnings/(accumulated deficit)	(95,257)	1,033	(808)	(k)	(95,032)
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$195,887	$6,451	$18,656		$220,994

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2020

(In thousands, except share and per share data)

	Historical	Historical	Pro Forma	Notes	Pro Forma
	BioLife	SciSafe	Adjustments	(1)	Combined

Product and rental revenue	$33,361	$-	$-		$33,361
Service revenue	-	4,526	-		4,526
Total product and rental revenue	33,361	4,526	-		37,887
Operating expenses
Cost of product and rental revenue (exclusive of intangible assets amortization)	13,893	-	-		13,893
Cost of service revenue	-	3,127	170	(d), (m)	3,297
Research and development	4,865	-	-		4,865
Sales and marketing	4,530	153	11	(m)	4,694
General and administrative	9,916	867	1,214	(m), (n)	11,997
Intangible assets amortization	2,100	-	789	(e)	2,889
Acquisition costs	417	-	(134)	(o)	283
Change in fair value of contingent consideration	(1,528)	-	-		(1,528)
Total operating expenses	34,193	4,147	2,050		40,390

Operating income (loss)	(832)	379	(2,050)		(2,503)

Other income (expense)
Change in fair value of warrant liability	4,467	-	-		4,467
Change in fair value of investments	1,110	-	-		1,110
Interest income	63	-	-		63
Interest expense	(4)	(49)	49	(p)	(4)
Other expense	(9)	-	-		(9)
Total other income (expenses)	5,627	(49)	49		5,627

Net income (loss) before provision for income taxes	4,795	330	(2,001)		3,124
Income taxes (benefit)	-	95	(903)	(q)	(808)
Net income (loss)	$4,795	$235	$(1,098)		$3,932

Net income attributable to common stockholders
Basic	$4,322				$3,551
Diluted	$279				$(575)
Earnings per share attributable to common stockholders
Basic	$0.17				$0.14
Diluted	$0.01				$(0.02)
Weighted average shares used to compute earnings per share attributable to common stockholders
Basic	25,418,375		611,683		26,030,058
Diluted	29,412,538		611,683		30,024,221

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2019

(In thousands, except share and per share data)

	Historical	Historical	Pro Forma	Notes	Pro Forma
	BioLife	SciSafe	Adjustments	(1)	Combined

Product and rental revenue	$27,371	$-	$-		$27,371
Service revenue	-	5,493	-		5,493
Total product and rental revenue	27,371	5,493	-		32,864
Operating expenses
Cost of product and rental revenue (exclusive of intangible assets amortization)	8,760	-	-		8,760
Cost of service revenue	-	3,554	228	(d), (m)	3,782
Research and development	3,168	-	-		3,168
Sales and marketing	4,701	114	15	(m)	4,830
General and administrative	8,893	1,183	1,619	(m), (n)	11,695
Intangible assets amortization	1,079	-	1,051	(e)	2,130
Acquisition costs	940	-	-		940
Change in fair value of contingent consideration	50	-	-		50
Total operating expenses	27,591	4,851	2,913		35,355

Operating income (loss)	(220)	642	(2,913)		(2,491)

Other income (expense)
Change in fair value of warrant liability	(12,835)	-	-		(12,835)
Interest income	506	-	-		506
Interest expense	(5)	(65)	65	(p)	(5)
Other expense	(13)	-	-		(13)
Loss from equity-method investment in SAVSU	(739)	-	-		(739)
Gain on acquisition of SAVSU	10,108	-	-		10,108
Total other income (expenses)	(2,978)	(65)	65		(2,978)

Net income (loss) before provision for income taxes	(3,198)	577	(2,848)		(5,469)
Income taxes (benefit)	(1,541)	162	(1,065)	(q)	(2,444)
Net income (loss)	$(1,657)	$415	$(1,783)		$(3,025)

Net income attributable to common stockholders
Basic	$(1,657)				$(3,025)
Diluted	$(1,657)				$(3,025)
Earnings per share attributable to common stockholders
Basic	$(0.09)				$(0.15)
Diluted	$(0.09)				$(0.15)
Weighted average shares used to compute earnings per share attributable to common stockholders
Basic	19,460,299		611,683		20,071,982
Diluted	19,460,299		611,683		20,071,982

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements
(2)	Common stock equivalents are excluded since the effect is anti-dilutive due to the Company’s pro forma net losses

BioLife Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction

As previously disclosed, on September 18, 2020, BioLife Solutions, Inc. (the “Company” or “BioLife”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company, SciSafe Holdings, Inc., a Delaware corporation (“SciSafe”), and the stockholders of SciSafe (collectively, the “Sellers”) in accordance with the Purchase Agreement, pursuant to which the Company agreed to purchase from the Sellers one hundred percent (100%) of the issued and outstanding capital shares or other equity interests of SciSafe (the “Acquisition”).

On October 1, 2020, the Company completed the Acquisition, and SciSafe became a wholly owned subsidiary of the Company. At the closing of the Acquisition, the Company issued to the Sellers 611,683 shares of common stock valued at $29.29 per share and a cash payment of $15 million, with $1.5 million held in escrow to account for adjustments for net working capital and as a security for, and a source of payment of, the Company’s indemnity rights. Pending the occurrence of certain events, the Company will issue to the Sellers an additional 626,000 shares of common stock, which shall be issuable to Sellers upon SciSafe achieving certain specified revenue targets in each year from 2021 to 2024.

The purchase price is subject to a post-closing working capital adjustment provision. On or before the 90th day following the closing date, BioLife shall deliver to the Sellers a detailed net working capital calculation as of September 30, 2020 and a proposed adjustment amount. If the calculated net working capital exceeds $350,000 (the “Target Net Working Capital”), BioLife will pay to the Sellers an amount equal to such excess. If the calculated net working capital is less than the Target Net Working Capital, BioLife will recover such deficit from amounts held in escrow.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements combine the historical condensed consolidated financial statements of Biolife and those of SciSafe after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes. The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined statements of operations combine BioLife’s operating results for the nine months ended September 30, 2020 and twelve months ended December 31, 2019, with the operating results of SciSafe for the nine months ended September 30, 2020 and twelve months ended December 31, 2019, respectively. The unaudited pro forma condensed balance sheets combine BioLife’s balance sheet as of September 30, 2020 with the balance sheet of SciSafe as of September 30, 2020.

The unaudited pro forma condensed combined statements of operations and balance sheets give effect to the Acquisition as if such acquisition had occurred on January 1, 2019. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of BioLife which are presented in the Annual Report on Form 10-K for the year ended December 31, 2019, as well as the historical financial statements of SciSafe included in exhibit 99.1 and 99.2 to the Company’s form 8-K/A. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition had been consummated as of January 1, 2019, nor are they necessarily indicative of the future operating results of the combined company. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

3.	Estimated consideration and preliminary purchase price allocation

BioLife accounted for the Acquisition as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of SciSafe will be recorded as of the acquisition date, at their fair values, and consolidated with BioLife. The preliminary fair value of the net tangible assets acquired is $2.3 million, the preliminary fair value of the identifiable intangibles is $12.1 million, and the preliminary residual goodwill is $21.4 million. The fair value estimates required critical estimates, including, but not limited to, future expected cash flows, revenue and expense projections, discount rates and revenue volatility. BioLife believes these estimates to be reasonable. Actual results may differ from these estimates.

Total consideration transferred (in thousands):

Cash consideration	$15,000
Stock consideration	17,916
Contingent consideration	3,674
Estimated working capital adjustment	(825)
Total consideration transferred	$35,765

Transaction costs related to the acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets (amounts in thousands). Such amounts were estimated using the most recent financial statements from SciSafe as of September 30, 2020.

Cash	$500
Accounts receivable, net	945
Prepaid expenses and other current assets	31
Property, plant and equipment, net	3,400
Customer relationships	7,420
Tradenames	4,020
Non-compete agreements	660
Goodwill	21,389
Other assets	1,417
Accounts payable	(885)
Other liabilities	(3,132)
Fair value of net assets acquired	$35,765

The fair value of SciSafe’s identifiable intangible assets and weighted average useful lives have been preliminary estimated as follows (amounts in thousands):

	Estimated Fair Value	Estimated Useful Life (Years)
Customer relationships	$7,420	12
Tradenames	4,020	15
Non-compete agreements	660	4
Total identifiable intangible assets	$12,100

Fair value measurement methodologies used to calculate the value of any asset can be broadly classified into one of three approaches, referred to as the cost, market and income approaches. In any fair value measurement analysis, all three approaches must be considered, and the approach or approaches deemed most relevant will then be selected for use in the fair value measurement of that asset. The estimated fair values of customer relationships were estimated using a multi-period excess earnings approach. The estimated fair value of the tradenames is based on the relief from royalty method which estimates the value of the trade names based on the hypothetical royalty payments that are saved by owning the asset. The estimated fair values of non-compete agreements were estimated using a “with and without” approach, comparing projected cash flows under scenarios assuming the non-compete agreements were and were not in place. The fair value of property, plant and equipment was determined using the “market approach”. The fair value of the milestone contingent consideration was determined using a scenario analysis valuation method which incorporates BioLife’s assumptions with respect to the likelihood of achievement of certain revenue milestones, revenue volatility, credit risk, timing of earnout share issuances and a risk-adjusted discount rate to estimate the present value of the expected earnout share issuances.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, (iii) the assessment of the asset’s life cycle, and (iv) the competitive trends impacting the asset.

These preliminary estimates of fair value and estimated useful lives may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

4.	Pro Forma Adjustments

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the pro forma adjustments column of the pro forma condensed combined statement of operations and the pro forma condensed combined balance sheet include the following, as indicated in the “Notes” column thereto:

(a)

Reflects amounts that were paid at closing to the former stockholders to satisfy a portion of the outstanding related stockholder loans and accrued interest on the stockholder loans. The remainder of the outstanding balance on these liabilities was settled in the closing of the transaction.

(b)

An adjustment to restricted cash of $15.0 million held in escrow at September 30, 2020 for the estimated non-contingent cash portion of the transaction price reduced by the estimated working capital adjustment.

(c)	Reflects working capital advances of $500,000 made by BioLife to SciSafe prior to the consummation of the transaction.
(d)

The adjustment represents the estimated fair market value of SciSafe’s fixed assets by $405,000 from historical cost basis and related adjustments to depreciation. The fair value calculation is preliminary and subject to change and will be depreciated over the remaining useful life of the assets.

(e)

Reflects the preliminary fair value estimate of identifiable intangible assets to be acquired by BioLife of approximately $12.1 million, with a continuing annual amortization impact of approximately $1.1 million. The fair value calculation is preliminary and subject to change. The identifiable intangible assets include non-compete agreements, customer relationships, and trade names. The fair value of the identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

(f)	Reflects the adjustments to record goodwill related to the transaction.
(g)	Reflects estimated incremental acquisition costs which are not reflected in the historical financial statements of either SciSafe or BioLife related to the transaction.
(h)

No stockholder loans or related party payables was assumed under the stock purchase agreement. The associated accrued interest and interest expense was eliminated in the pro forma adjustments due to the existing SciSafe debt not assumed by BioLife in the transaction.

(i)

Represents preliminary fair value of contingent consideration. BioLife assessed the payoff structure of contingent consideration and determined the payoff was nonlinear. In addition, the earnout payoff structure is path dependent and therefore a Monte Carlo simulation was appropriate. The Monte Carlo model requires assumptions including volatility, credit risk, and time value discount rates. The fair value calculation is preliminary and subject to change.

(j)

To record the partial release of the BioLife valuation allowance and the corresponding deferred tax assets related to the Merger. In accordance with ASC 805, a change in the acquirer’s valuation allowance that stems from a business combination should be recognized as an element of the acquirer’s income tax expense or benefit. As the release of the valuation allowance is a tax benefit that will not have a continuing impact, BioLife has shown that adjustment as a reduction to the deferred tax liability on the Pro Forma Balance Sheet.

(k)	Represents the elimination of historical equity of SciSafe.
(l)	Represents the fair value of the stock less the par value.
(m)	Represents stock award expense for the stock compensation paid in the transaction and stock awards to SciSafe management and employees.
(n)

Represents salary increase of $150,000 for the twelve months ended December 31, 2019 and salary increase of $112,500 for the nine months ended September 30, 2020 related to one key executive retained from SciSafe.

(o)	Represents the elimination of acquisition costs directly related to the SciSafe transaction as these expenses will not have a continuing impact.
(p)	Represents interest accrued on stockholder loans that were settled in the transaction.
(q)	To reflect the income tax impact of the unaudited pro forma adjustments using the blended U.S. federal and state statutory tax rate.